Annual Report

Cover Page

Name of issuer:

Urban Juncture, Inc.

Legal status of issuer:

Form: Corporation

Jurisdiction of Incorporation/Organization: IL

Date of organization: 11/12/2003

Physical address of issuer:

4245 S. King Dr.
Chicago IL 60653

Website of issuer:

http://www.urbanjuncture.com/

Name of intermediary through which the offering will be conducted:

Wefunder Portal LLC

CIK number of intermediary:

0001670254

SEC file number of intermediary:

007-00033

CRD number, if applicable, of intermediary:

283503

Current number of employees:

1

	Most recent fiscal year-end:	Prior fiscal year-end:
Total Assets:	$4,578,850.00	$4,431,580.00
Cash & Cash Equivalents:	$153,448.00	$6,809.00
Accounts Receivable:	$0.00	$0.00
Short-term Debt:	$131,158.00	$1,130.00
Long-term Debt:	$3,944,800.00	$3,634,704.00
Revenues/Sales:	$6,268.00	$213,428.00
Cost of Goods Sold:	$0.00	$0.00
Taxes Paid:	$0.00	$25,585.00
Net Income:	($306,943.00)	($76,732.00)

Select the jurisdictions in which the issuer intends to offer the securities:

AL, AK, AZ, AR, CA, CO, CT, DE, DC, FL, GA, HI, ID, IL, IN, IA, KS, KY, LA, ME, MD, MA, MI, MN, MS, MO, MT, NE, NV, NH, NJ, NM, NY, NC, ND, OH, OK, OR, PA, RI, SC, SD, TN, TX, UT, VT, VA, WA, WV, WI, WY, B5, GU, PR, VI, 1V

Offering Statement

Respond to each question in each paragraph of this part. Set forth each question and any notes, but not any instructions thereto, in their entirety. If disclosure in response to any question is responsive to one or more other questions, it is not necessary to repeat the disclosure. If a question or series of questions is inapplicable or the response is available elsewhere in the Form, either state that it is inapplicable, include a cross-reference to the responsive disclosure, or omit the question or series of questions.

Be very careful and precise in answering all questions. Give full and complete answers so that they are not misleading under the circumstances involved. Do not discuss any future performance or other anticipated event unless you have a reasonable basis to believe that it will actually occur within the foreseeable future. If any answer requiring significant information is materially inaccurate, incomplete or misleading, the Company, its management and principal shareholders may be liable to investors based on that information.

THE COMPANY

1. Name of issuer:

Urban Juncture, Inc.

3. Has the issuer or any of its predecessors previously failed to comply with the ongoing reporting requirements of Rule 202 of Regulation Crowdfunding?

☐ Yes ☑ No

DIRECTORS OF THE COMPANY

4. Provide the following information about each director (and any persons occupying a similar status or performing a similar function) of the issuer.

Director	Principal Occupation	Main Employer	Year Joined as Director
Bernard Loyd	President	Urban Juncture	2003

For three years of business experience, refer to Appendix D: Director & Officer Work History.

OFFICERS OF THE COMPANY

5. Provide the following information about each officer (and any persons occupying a similar status or performing a similar function) of the issuer.

Officer	Positions Held	Year Joined
Bernard Loyd	President	2003
Bernard Loyd	Secretary	2003
Bernard Loyd	Treasurer	2003

For three years of business experience, refer to Appendix D: Director & Officer Work History.

PRINCIPAL SECURITY HOLDERS

6. Provide the name and ownership level of each person, as of the most recent practicable date, who is the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power.

Name of Holder	No. and Class of Securities Now Held	% of Voting Power Prior to Offering
Bernard Loyd	all common stock	100.0

BUSINESS AND ANTICIPATED BUSINESS PLAN

7. Describe in detail the business of the issuer and the anticipated business plan of the issuer.

For a description of our business and our business plan, please refer to the attached Appendix A, Business Description & Plan

RISK FACTORS

The U.S. Securities and Exchange Commission does not pass upon the merits of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering document or literature.

These securities are offered under an exemption from registration; however, the U.S. Securities and Exchange Commission has not made an independent determination that these securities are exempt from registration.

8. Discuss the material factors that make an investment in the issuer speculative or risky:

Ownership and Management of Projects by Related Entities: The ability of Related Entities to return the Note Investments and pay the projected return to Urban Juncture, will be subject to the risks inherent in the ownership of property, which are beyond the control of both the Urban Juncture and the Related Entities. These include environmental and physical conditions of the Real Estate, operating and carrying costs, fluctuations in occupancy rates and operating expenses and changes in the real estate market, all of which in turn may be adversely affected by general and local economic conditions, zoning laws, oversupply of particular types of property, reduced employment in the Project Area, and real property tax rates. While it is anticipated that all Projects will have commercially reasonable casualty and liability insurance coverage, it may not be feasible to obtain coverage of all risks, and there could be uninsured losses. Further, the cost of operating a Project may exceed the income earned therefrom, particularly during the initial rent-up period of a newly constructed/rehabilitated Project, and Urban Juncture may have to advance funds in order to protect its Fund Investment or not be required to dispose of its Fund Investment at a loss. For all these reasons, actual results will differ from the projections upon which decisions on investments are based.

Construction/Rehabilitation of Projects by Related Entities: Completion of construction or rehabilitation of Projects by Related Entities may depend on factors both within and beyond the control of the general partner or managing member of a particular Related Entity. Such factors include, among others, the performance of the general contractors and subcontractors during any construction/rehabilitation; unforeseen construction costs not covered by the construction contracts for which the Related Entities are responsible; the weather, strikes, and energy shortages; shortages of material for construction; inflation; environmental, zoning, title, and other legal matters; and unknown contingencies.

Use of Mortgage Financing. It is anticipated that the Urban Juncture or any Related Entity, as applicable, will incur or assume mortgage indebtedness relating to the acquisition of Real Estate by the Urban Juncture and the development of a Project by a Related Entity by borrowing from banks, other institutional lenders, governmental entities, or private lenders, primarily in order to finance acquisition of Real Estate. There is no assurance that the Urban Juncture or any Related Entity, as applicable, will be able to satisfy such loans or to sell the Real Estate upon favorable terms at maturity of the loans.

Neighborhood Location: The Project Area in which Urban Juncture's Investments are to be made is a socio-economically disadvantaged neighborhood, where various factors may pose risks that would not necessarily be present in projects in other locations. Crime, gangs, vandalism, drugs, and neighborhood deterioration may have an adverse effect on the ability of Related Entities to lease residential or commercial space at the rent and occupancy levels projected, or to sell Projects at the price levels projected, and may result in increased expenses for maintenance and repairs.

Conflicts of Interest: Investment in Urban Juncture may be subject to various conflicts of interest arising among the Managing Member and the Investors, among others. See: Article VI below. The Managing Member may cause Urban Juncture to invest in Related Entities in which the Managing Member or its affiliate is the general partner or managing member.

Absence of Market for Resale: It is not anticipated that there will be a market for the resale of interests in Urban Juncture, and, therefore, an Investor may be unable to sell or otherwise dispose of all or any portion of its Notes. Moreover, if an Investor were able to sell some or all of its Notes, it might receive less than the amount of its original investment. The same considerations would apply to any resale by Urban Juncture of interests in its Investments. Moreover, the potential resale of Notes will be affected by the restrictions of resale imposed by the Operating Agreement and the Subscription Agreement.

Public Financing: Urban Juncture has secured significant support from public entities including the City of Chicago and the State of Illinois and is currently in negotiations with the City to restructure an existing funding agreement and with the State to secure payment of funds owed by the State. The timetable and success of these negotiations are uncertain and could have significant impact on the viability of the Bronzeville Cookin' and The Forum initiatives.

Ownership and Capital Structure

DESCRIPTION OF ISSUER'S SECURITIES

17. What other securities or classes of securities of the issuer are outstanding? Describe the material terms of any other outstanding securities or classes of securities of the issuer.

Class of Security	Securities (or Amount) Authorized	Securities (or Amount) Outstanding	Voting Rights
Common Stock	100.0	100.0	Yes

Class of Security	Securities Reserved for Issuance upon Exercise or Conversion
Warrants:	
Options:	

24. Describe the material terms of any indebtedness of the issuer:

Loan

Lender	Wefunder Investors
Issue date	10/31/17
Amount	$176,829.00
Interest rate	5.0% per annum
Current with payments	Yes

The company is issuing promissory notes to investors. The principal amount of each note is the amount invested by the investor. Each note will accrue interest at a rate of 5% (non-compounding, calculated on the basis of a 365-day year and the actual number of days elapsed) and the company will make interest payments to the investor annually. *The company may prepay principal and interest at any time.*

The Company entered into several loan agreements in which the loan proceeds are to be used to create four food-related businesses located on the first floor of 300-314 East 51st Street along with some common space, office space on the second floor, and a rooftop farm/stormwater management facility. Rehabilitation is to include tenant build out for each restaurant/store, common area improvements, completion of a surface parking lot at 320 East 51st Street/5044-48 S. Calumet Ave., a community garden at 343-347 East 51st Street and several environmentally sustainable design features. The Company has undertaken the redevelopment of the site in accordance with a plan for the Site and Redevelopment Agreement with the City of Chicago, to be financed in part by a tax increment financing allocation, equity and debt.

The loan agreements are as follows:

Chicago Community Loan Fund, an Illinois not-for-profit corporation provided an interest-only construction loan for $1,800,000 on September 21, 2012 at an interest rate of 7.5% per annum, which was amended to a principal amount of $2,200,000 on April 30, 2015. The loan requires monthly interest payments. As of December 31, 2016, the interest and principal amount due is $1,990,037. The interest expense paid in 2016 is $149,484. The construction loan is convertible to a 3-year permanent loan with twenty-year amortization at a 7% interest rate plus a 4-year extension conditioned on achieving certain debt service conditions.

Illinois Department of Commerce and Economic Opportunity (DCEO), an Illinois not-for-profit corporation, provided a construction loan for $500,000 on September 21, 2012. The debt has an interest rate of 1% per annum.

25. What other exempt offerings has the issuer conducted within the past three years?

Offering Date	Exemption	Security Type	Amount Sold	Use of Proceeds
		No exempt offerings.		

26. Was or is the issuer or any entities controlled by or under common control with the issuer a party to any transaction since the beginning of the issuer's last fiscal year, or any currently proposed transaction, where the amount involved exceeds five percent of the aggregate amount of capital raised by the issuer in reliance on Section 4(a)(6) of the Securities Act during the preceding 12- month period, including the amount the issuer seeks to raise in the current offering, in which any of the following persons had or is to have a direct or indirect material interest:

1. any director or officer of the issuer;
2. any person who is, as of the most recent practicable date, the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power;
3. if the issuer was incorporated or organized within the past three years, any promoter of the issuer;
4. or (4) any immediate family member of any of the foregoing persons.

☑ Yes
☐ No

For each transaction specify the person, relationship to issuer, nature of interest in transaction, and amount of interest.

The founder and owner of the company, Bernard Loyd, and his relatives, have provided working capital for the Company at 0% interest rate and no specified maturity date. As of December 31, 2016 the amount due to related parties was $1,713,729.

Bernard Loyd is the owner of The Forum, 318-328 East 43rd Street.

The Company uses Bronzeville Builders LLC, which is owned by Bernard Loyd to build out the properties under development. Bronzeville Builders LLC holds a general contractor license and subcontracted all of the work to be done to other contractors. It has no paid employees and performs its work at cost.

Bernard Loyd is part owner of the Bronzeville Jerk Shack.

Bernard Loyd is founder and one of three directors of Urban Juncture Foundation, a 501(c)(3) non-profit organization that works closely with the Company. Urban Juncture Foundation is the sponsor/manager of Bronzeville Community Garden, Bronzeville Bikes, and the Greenline Farm and The Bronzeville Incubator and provides operations management services to the Bronzeville Cookin' project.

FINANCIAL CONDITION OF THE ISSUER

27. Does the issuer have an operating history?

☑ Yes
☐ No

28. Describe the financial condition of the issuer, including, to the extent material, liquidity, capital resources and historical results of operations.

Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this offering. Some of the information contained in this discussion and analysis, including information regarding the strategy and plans for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We're taking a historic Chicago community that's been abandoned by banks and businesses and joining with friends, neighbors, and partners to rebuild it into the vibrant hub of Black culture and commerce it once was. We're developing restaurants celebrating black cuisine from across the globe, launching a co-working facility to lift up the next generation of community enterprises, and operating award-winning garden and bicycling programs to attract visitors and bring residents together.

We're recapturing the Promise of Bronzeville - the notion of a community that reflects the rich culture and diversity of this historic neighborhood, that works for residents of long-standing as much as for urban professionals just moving in, and that provides a unique destination for visitors from near and far. To achieve this vision, we have to build unique, culture- and place-based enterprises, re-connect neighbors and expand economic opportunity in our neighborhood.
Given the Company's limited operating history, the Company cannot reliably estimate how much revenue it will receive in the future, if any.

Milestones

Urban Juncture, Inc. was incorporated in the State of Illinois in November 2003.

Since then, we have:

- We raised $9 million to bring delicious Black cuisine from across the globe to 51st Street and the CTA Green Line station, the heart of Bronzeville.
- We purchased and renovated 16,000 sq. ft of building space and acquired two other nearby properties.
- Our first restaurant, The Bronzeville Jerk Shack, won "Best Jerk Chicken in Chicago" from RedEye.
- We created award-winning community garden and bicycling initiatives that bring neighbors and guests together celebrate Bronzeville.
- We engaged 1000 people per week in events and activities during the 2015 summer season.

Historical Results of Operations

- *Revenues & Gross Margin.* For the period ended December 31, 2017, the Company had revenues of $6,268 compared to the year ended December 31, 2016, when the Company had revenues of $213,428. Our gross margin was 100.0% in fiscal year 2017, compared to 100.0% in 2016.
- *Assets.* As of December 31, 2017, the Company had total assets of $4,578,850, including $153,448 in cash. As of December 31, 2016, the Company had $4,431,580 in total assets, including $6,809 in cash.
- *Net Loss.* The Company has had net losses of $306,943 and net losses of $76,732 for the fiscal years ended December 31, 2017 and December 31, 2016, respectively.
- *Liabilities.* The Company's liabilities totaled $4,075,958 for the fiscal year ended December 31, 2017 and $3,635,834 for the fiscal year ended December 31, 2016.

Liquidity & Capital Resources

We plan to use the proceeds as set forth in this Form C under "Use of Funds". We don't have any other sources of capital in the immediate future.

We will likely require additional financing in excess of the proceeds from the Offering in order to perform operations over the lifetime of the Company. Except as otherwise described in this Form C, we do not have additional sources of capital other than the proceeds from the offering. Because of the complexities and uncertainties in establishing a new business strategy, it is not possible to adequately project whether the proceeds of this offering will be sufficient to enable us to implement our strategy. This complexity and uncertainty will be increased if less than the maximum amount of securities offered in this offering is sold. The Company intends to raise additional capital in the future from investors. Although capital may be available for early-stage companies, there is no guarantee that the Company will receive any investments from investors.

Runway & Short/Mid Term Expenses

Urban Juncture, Inc. cash in hand is $70,490, as of April 2018. Over the last three months, revenues have averaged $0/month, cost of goods sold has averaged $0/month, and operational expenses have averaged $26,000/month, for an average burn rate of $26,000 per month. Our intent is to be profitable in 0 months.

There were no material changes in our finances or operations since 12/31/2017.

We anticipate receiving a payment of $800,000 from City of Chicago in Q2 2018 in reimbursement for development expenses incurred over past several years as well as payment of $200,000 in Q2 or Q3 to cover upcoming development expenses. These payments required an amendment in our Redevelopment Agreement with the City of Chicago, which passed City Council in the first quarter of 2018. They are part of a $2 million outstanding Tax Increment Financing grant commitment from the City.

Proceeds from our WeFunder offering are being used to make needed repairs to The Forum building and to build out several shipping containers that are part of our Boxville initiative. The proceeds have also provided important liquidity as we await closure of our financing deal with the City.

FINANCIAL INFORMATION

29. Include financial statements covering the two most recently completed fiscal years or the period(s) since inception, if shorter:

Refer to Appendix C, Financial Statements

OTHER MATERIAL INFORMATION

31. In addition to the information expressly required to be included in this Form, include:

- (1) any other material information presented to investors; and
- (2) such further material information, if any, as may be necessary to make the required statements, in the light of the circumstances under which they are made, not misleading.

All information presented to investors hosted on Wefunder.com is available in Appendix A: Business Description & Plan.

ONGOING REPORTING

32. The issuer will file a report electronically with the Securities & Exchange Commission annually and post the report on its website, no later than:

120 days after the end of each fiscal year covered by the report.

33. Once posted, the annual report may be found on the issuer's website at:

http://www.urbanjuncture.com/invest

The issuer must continue to comply with the ongoing reporting requirements until:

1. the issuer is required to file reports under Exchange Act Sections 13(a) or 15(d);
2. the issuer has filed at least one annual report and has fewer than 300 holders of record;
3. the issuer has filed at least three annual reports and has total assets that do not exceed $10 million;
4. the issuer or another party purchases or repurchases all of the securities issued pursuant to Section 4(a)(6), including any payment in full of debt securities or any complete redemption of redeemable securities; or the issuer liquidates or dissolves in accordance with state law.

APPENDICES

Appendix A: Business Description & Plan

Appendix C: Financial Statements

- Financials 1
- Financials 2

Appendix D: Director & Officer Work History

- Bernard Loyd

Appendix E: Supporting Documents

Wefunder Inc. runs wefunder.com and is the parent company of Wefunder Advisors LLC and Wefunder Portal LLC. Wefunder Advisors is an exempt reporting adviser that advises SPVs used in Reg D offerings. Wefunder Portal is a funding portal (CRD #283503) that operates sections of wefunder.com where some Reg Crowdfunding offerings are made. Wefunder, Inc. operates sections of wefunder.com where some Reg A offerings are made. Wefunder, Inc. is not regulated as either a broker-dealer or funding portal and is not a member of FINRA. By using wefunder.com, you accept our Terms & Privacy Policy. If investing, you accept our Investor Agreement. You may also view our Privacy Notice.



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URBAN JUNCTURE

Rebuilding a historic Chicago neighborhood into a Black food & culture hot spot

$176,829 raised from **147** investors
Successfully Funded on Nov 1 2017

> *"We're taking a historic Chicago community that's been abandoned by banks and businesses and joining with friends, neighbors, and partners to rebuild it into the vibrant hub of Black culture and commerce it once was. We're developing restaurants celebrating black cuisine from across the globe, launching a co-working facility to lift up the next generation of community enterprises, and operating award-winning garden and bicycling programs to attract visitors and bring residents together.*



Bernard Loyd
PRESIDENT, URBAN JUNCTURE

OUR AMBITION

We're recapturing the Promise of Bronzeville - the notion of a community that reflects the rich culture and diversity of this historic neighborhood, that works for residents of long-standing as much as for urban professionals just moving in, and that provides a unique destination for visitors from near and far. To achieve this vision, we have to build unique, culture- and place-based enterprises, re-connect neighbors and expand economic opportunity in our neighborhood.

KEY FACTS

- We raised $9 million to bring delicious Black cuisine from across the globe to 51st Street and the CTA Green Line station, the heart of Bronzeville.
- We purchased and renovated 16,000 sq. ft of building space and acquired two other nearby properties.
- Our first restaurant, The Bronzeville Jerk Shack, won "Best Jerk Chicken in Chicago" from RedEye.
- We created award-winning community garden and bicycling initiatives that bring neighbors and guests together celebrate Bronzeville.
- We engaged 1000 people per week in events and activities during the 2015 summer season.

DOCUMENTS

Video Transcripts

urbanjuncture.com *from Chicago IL* FOOD MAIN STREET RESTAURANT COMMUNITY

Why I Like Urban Juncture

Our founding directors created the Chicago Community Loan Fund to steer capital to hard to finance community development projects that would create local jobs, help build community wealth, and as importantly, empower neighborhood residents to drive change. The mission, the objective of Urban Juncture fit us perfectly. And on the credit side, we were comfortable putting in $2.2 million investment because the Urban Juncture team developed a well researched business plan that was supported by many community stakeholders and a number of public and private stakeholders.



Calvin Holmes
PRESIDENT OF THE CHICAGO COMMUNITY LOAN FUND

Bronzeville Jerk Shack serves the best jerk chicken in Chicago. If you don't frequent the neighborhood, it's worth a ride over on the nearby Green Line.

Michael Nagrant
Restaurant Critic, RedEye Chicago

This section of the 3rd Ward desperately needs more healthy dining options like Bronzeville Cookin'. I want to commend Bernard Loyd for identifying that insufficiency and investing in the community in which he resides.

Pat Dowell
Third Ward Alderwoman

The community is in need of retail and good, fresh quality produce... We have a lot of fast-food restaurants but this area needs full-service restaurants.

Bernita Johnson-Gabriel
Quad Communities Development Corp.

[Bernard Loyd]'s a smart guy. If anyone can figure out, it's him.

Craig Huffman
Managing Director, Ascendance Partners LLC

We are excited about this project, as it addresses two key issues in Bronzeville: the need for quality food and jobs. Bronzeville Cooking is a unique concept that fosters these new eateries and celebrates the culinary history of people of African descent, all conveniently located near a CTA Elevated Train stop.

Chris Raguso
Acting Department of Community Development Commissioner

Bernard Loyd is a visionary leader who is using food as a tool for community development.

Annie Donovan
Community Development Financial Institutions Fund, U.S. Department of the Treasury

Bernard Loyd is a long-time resident, civic leader, and one of the pioneering developers of the Bronzeville community. He is a former partner of the management consulting firm of McKinsey & Company where he co-founded the firm's Agriculture and Food Chains initiative... He was also the leader of a McKinsey effort that grew its worldwide corps of black consultants from 20 to 125 within ten years.

Department of Community Development
City of Chicago

So, I went.. and I ate.... and I ate.. The food is amazing. The Salt Fish fritters are the best I've ever had and the Sorrel was on point. I was never the biggest fan of Jerk Chicken, but I just couldn't stop eating. I took food home and ate it the next day... still amazing. Oh yeah the portions are nice and the price is right!

Yelp Reviewer

Bronzeville Jerk Shack Opens, Latest in 51st Street Revitalization

Bronzeville Jerk Shack, the latest addition to Urban Juncture's revitalization of 51 st street, welcomed a crowd to its South Side location a few weeks ago for a Grand Opening Celebration. CCLF staff members including President Calvin L. Holmes joined
April 13, 2016 @ cclfchicago.org

Bronzeville Jerk Shack is serving Chicago's very best jerk chicken

It will probably be a few years before we really know if Kanye West is a misunderstood genius or certifiably crazy. What I do know-or at least have on good authority-is that despite evidence against it, West is a nice guy.
March 7, 2016 @ redeyechicago.com

First Chicago Black Restaurant Week celebrates community and brings in new business

The first annual Chicago Black Restaurant Week concluded Saturday. Seventeen restaurants from the city and suburbs participated in the event launched by social media specialist Lauran Smith. Smith chose the second week in February to
February 17, 2016 @ news.medill.northwestern.edu

State Launching Initiative Aimed At Helping Minority Entrepreneurs

(CBS) - The state is launching a new initiative this spring,at little taxpayer cost, to create more opportunities for minority entrepreneurs starting in three cities, reports WBBM's Mike Krauser. Governor Bruce Rauner says things are pretty bleak for
January 19, 2016 @ chicago.cbslocal.com

Bronzeville Jerk Shack Serves Up Economic Empowerment on MLK Day

BRONZEVILLE - The new Bronzeville Jerk Shack restaurant has had success this holiday season with a special of sweet-potato bread pudding, but it's offering a different special for Martin Luther King Day: a big, healthy helping of economic
January 16, 2016 @ dnainfo.com

This Side of Kingston

I'm not patient at all," says Bernard Loyd, the man who has dedicated the last twelve years of his life to the commercial and culinary redevelopment of a three-block stretch of 51st Street.
November 2, 2015 @ southsideweekly.com

Distinctive Bronzeville Building Once Facing Demolition Has Big Plans

Though the century-plus Forum in Chicago's Bronzeville neighborhood has sat practically vacant for decades it appears to be on the verge of a reincarnation. According to a stunning new photo feature on Chicago Patterns, The Forum, located
December 18, 2013 @ huffingtonpost.com

Seeing potential amid Chicago neighborhood blight

On 69th and Emerald, several empty storefronts are squished together. Vacant lots are on the periphery. Englewood resident and activist Orrin Williams calls this "the aesthetics of oppression." "Who has the highest rates of asthma, lead poisoning,
July 5, 2013 @ wbez.org

At This Juncture

In Bronzeville, an organizer and a developer plot a course for 51st Street
May 2, 2013 @ urban-juncture.com

Building in the wary city

Entrepreneurs cautious as they pursue deals in deflated Chicago Executive recruiter Mell Monroe has spent close to $300,000 rehabbing his historic home, with an eye toward converting it into a bed-and-breakfast. Built in the 1890s for furniture
December 27, 2009 @ articles.chicagotribune.com

Bronzeville developer cooks up culinary oasis

Community activist says a taste for ethnic cuisine will give 51st Street a boost In developer Bernard Loyd's dreams, a desolate 51st Street in Bronzeville will be transformed by an ethnic food district that acts as a magnet for other businesses and
November 27, 2009 @ articles.chicagotribune.com

McKinsey vet seeks TIF to get project cookin'

A former McKinsey & Co. partner who worked with food industry clients hopes to land a $3-million city subsidy for his plan to provide better restaurants and produce in the Bronzeville neighborhood.
November 5, 2009 @ chicagobusiness.com

History of Bronzeville

In the first half of the 20th century, Bronzeville was one of the most important destinations of the "Great Migration", the move of hundreds of thousands of African Americans fleeing oppression down south in search of the Promised Land up north. Finding that racism did not end at the Mason-Dixon Line, these migrants created a unique Black Metropolis that provided all of their needs within the narrow boundaries of their community. They gave rise to a Black Arts Movement, created gospel and electrified blues, build hundreds of businesses, and created a political base that eventually would give birth to the nation's first Black president.




REGAL
MAY 2ND - "GON
NOTHING CUT
KATHARINE HEPBURN
"PHILADELPHIA STORY"
JAMES STEWART - CARY GRANT - RUTH HUSSEY
"LIFE WITH HENRY"
ALDRICH FAMILY & JACKIE COOPER
2 FEATURE PICTURES 2

Bronzeville's fortunes began to decline in the 1960's and 1970's. Broad disinvestment by the city, large corporations, and absentee owners resulted in decay of many neighborhoods. Consequently, when racist housing restrictions were struck down, many Blacks followed the broader societal trend to the suburbs. At the same time, local businesses lost many of their customers to well-capitalized downtown and suburban competitors newly opening their doors to black patrons. As a result, commercial enterprises and jobs disappeared, crime rose, and the population plummeted.



Creating a Black Food District on 51st Street

"I am excited about the project because it gives us something to do and places to go that are in our community. It also creates economic opportunities and jobs for folks that are in the community. I think that is really important and it is something that we are missing." - Sidney Dillard, Bronzeville Resident

We are working to use food as a key platform for bringing Bronzeville back. A dozen years ago we formed Urban Juncture and began developing a plan for bringing commerce back to community - specifically the culturally-rich but financially-poor community that is Bronzeville. Ten years ago we purchased our first 51st Street property and focused our plan on food, recognizing the central role it plays in our physical and social lives and the broad economic impact of quality local eateries. There are just a handful such entities in Bronzeville now, and no black food district in Chicago.


Bronzeville, Chicago
The Forum
Urban Juncture
43rd street
Bronzeville Jerk Shack
Bronzeville Bike Box
51st street
Bronzeville Community Garden

Bronzeville Jerk Shack

The Jerk Shack opened in September 2015 and was awarded “Chicago’s very best jerk chicken” by RedEye magazine this March, Even though we've had to build traffic from zero with no other retailers close by to attract customers, we expect to be profitable this summer.




PRAIRIE GRILL & SUB
ITALIAN BEE · GYROS · WINGS




Bronzeville
JERK SHACK

Bronzeville Community Garden

The garden is our broadest platform for bringing together neighborhood residents and we're about to begin our sixth season of a facility that earned Mayor Daley's GreenWorks Award for Community Leadership in 2010. In 2015 we added our Rooftop Farm, a unique urban crop production facility located on the 1st floor roof of our culinary facility that is designed to create a "hyperlocal" closed food chain, inspire the over 1000 daily users of the adjacent train station, and keep rain water from the city's sewer system.


Bronzeville Community







Bronzeville Incubator

Bronzeville Incubator, to be opened this summer, is designed to empower entrepreneurs in our community by providing high quality incubation and co-working space, with a particular focus on developing hospitality and retail concepts that would contribute to Bronzeville retail corridors. Frequent learning and social events will hone skills, build networks, and create community.




R. J. CHROMAN
K. W. M PPER
R. J. MORGAN
DENT STS
R. G. T. KERSEY
PHYSICIAN

Bringing Back the Forum

For 75 years, starting in 1897, The Forum at 43rd Street and the El, and its iconic Forum Hall was a South Side hub for social, civic, and political events and retail. While the Dark Days of Bronzeville silenced The Forum, survived the 4 decades of neglect largely intact. Now, we're working to bring it back!






PRE-PAID CARDS



Making Bronzeville Home Again

Bronzeville is now on the rebound, driven by an influx of young professionals attracted to the community's wide boulevards and graceful real estate, the proximity to downtown and the lake, and the echoes of its rich history. We're optimistic that this neighborhood can become a place for everybody, the black community especially, to gather and flourish.


HOURS

Help Us Rebuild Southside, Chicago

May 16th, 2016

Turning around economically challenged urban areas ranks among the toughest problems - and most important opportunities - of our times.

We are developing solutions that rely on basic market mechanisms while drawing on the best our community has to offer.

But it takes a true community to build a community.

Please join me in investing some of your resources to help bring these solutions to fruition.



Bernard Loyd
Founder

Founder

Between 1990 and 2003, as a member of the management consulting firm of McKinsey & Company, Bernard helped senior corporate leaders around the world expand existing businesses, create new businesses, and improve operations. Bernard's contributions at McKinsey include co-founding its global Agriculture and Food Chains initiative and leading world-wide client development and service in that arena. He also co-founded and led the firm-wide Black Client Service Staff initiative, which drove substantial increases in the number of Black associates and partners. In addition, he co-founded the Chicago Office's Social Ventures sector and worked with public sector clients to address key regional issues.

Bernard's civic efforts are focused on improving access to economic opportunity. In Chicago, he currently serves as a member of the Board of Governors of the Metropolitan Planning Council and of Mayor Rahm Emmanuel's Green Ribbon Committee. He recently served as member and chairman of the Board of Trustees of Centers for New Horizons, as co-chairman of the governor-appointed Dan Ryan Taskforce, and as convener of the Friends of the Checkerboard Lounge. He also has served on the board of trustees of the Massachusetts Institute of Technology.

A native of Chicago, Bernard was raised primarily in Germany and Liberia, West Africa. He received undergraduate and graduate degrees from MIT, including a doctorate in computational fluid dynamics and a masters of science in business. He and his family reside in Chicago's Bronzeville community.



Bernard Loyd

President

Bernard is a former partner at McKinsey & Company, which he joined after earning his PhD from MIT. He serves on the Board of Governors of Metropolitan Planning Council and lives in Bronzeville.

AND THE REST OF THE TEAM



Richard Mott

Restaurateur

A Chicago restaurateur with 25 yrs experience, Richard has developed three-star restaurants (North Pond and Fuse), casual eateries, ~20 cafes, a catering company, and a 40,000 sq. ft. shared kitchen



Kirby Johnson

Director, Bronzeville Incubator

South Side native who ran his first enterprise, a music promotion company, out of his college dorm room and retired from his second to return home to help the next generation of entrepreneurs



Mike Beavers

Lead Carpenter & Construction Manager

Member of TV & Motion Picture Studio Mechanic union by day, Lead Carpenter & Construction Mgr of Bronzeville Cookin' by night. Mike ensures that anything that he and his team build is built to stay.



Shyvette Williams

Interior Decorator

Award-winning artist, model, civic leader and interior decorator. Provided design concepts and execution of the Jerk Shack and Incubator spaces and day-to-day guidance on how things should run.

Raised $176,829 From 147 Investors

Alan Tabor

Outdoor industry lifer. One of the founders at Mountain Hardwear. Advisor & Board member SlingFin.

Kifle Bantayehu

Bernard Loyd

Rj Dab

Christopher Clemente

Lelan Bosch

Currently working in electronics for power management and drone industries. Born and raised in Bismarck, N.D., and currently living in Fargo.

MORE INVESTORS

Interview

– COLLAPSE ALL

WF: How do you make money?

UJ: We make money in several different ways. We earn development fees, rental income from our properties, and dividends from the businesses that we help operate.

In some cases we may be able to provide working capital to our businesses because we recognize that it is very difficult to get for most folks in this community. When we're able to do that then we take interest payments on that capital generally over a long period of time so that we will be able to cover our capital costs and also make some return.

WF: How much rent do your businesses pay?

UJ: Right now, we have set rents at the level at which we can earn a reasonable return that will cover all our costs while at the same time providing opportunity for local folks to get a business off the ground. Generally, that means that the rent that we charge is probably 20% to 30% below what a comparable rent might be that's going after a Starbucks or an AT&T. Our tenants automatically pay higher rents as their businesses grow and they can support higher payments, but we need to make sure they can afford to get started. Our rent agreements have a volume component. There's a trigger point generally set to wherever we think is a break even point for the operator. After that break even point, we share in some percentage of profit.

WF: What services do you provide for the businesses you bring in?

UJ: We expect our partners to come in with the experience required to operate their particular concept. We are able to provide back of the house management assistance in key support areas, including finance, marketing, permitting & licensing, and human resources management.

This centralized support approach significantly reduces the failure risk of the restaurant as it provides professionals to handle functions that the typical cook or restaurateur doesn't like and often isn't very good at. For example, the Jerk Shack is a small restaurant but it benefits from being part of a larger entity that provides these key services in an efficient manner, where real expertise can be brought to bear.

WF: What kinds of business partners do you look for?

UJ: We are currently looking for operating partners for our next set of three culinary venues in our Bronzeville Cookin' project. These partners should have a strong track record in managing a small to medium-size culinary enterprise, along with deep experience and credibility in some specific area. They should have a strong connection to Bronzeville, a passion for community revitalization, and a commitment to working within a broader team towards that end. And they should be able to contribute some resources towards acquiring an equity share in the enterprise.

WF: What are the next concepts that you will develop?

UJ: We have begun to work on a vegetarian cafe concept that will use a celebration of the diverse and delicious "green" cuisines from Black communities across the world to invite key health-, faith- and environment-conscious food consumers to Bronzeville Cookin'. This includes members of certain faith communities such as Seventh-day Adventists, Muslims, and Hebrew Israelites, health-conscious professionals, and a growing group of gardeners and environmentalists.

We are also exploring concepts around southern cuisine and the produce used in the Black Kitchen, however we have the flexibility to consider powerful concepts that explore other types of Black cuisine.

WF: When will you launch the next concept?

We would like to start the construction process this quarter. That probably means June, maybe May. If we can do that, I think we have a shot at getting the restaurant up and running in the fourth quarter.

WF: What's holding you back right now?

UJ: Resources!

We are being hamstrung by the City of Chicago's decision to hold back $2 million of their $3 million commitment to Bronzeville Cookin' until the project is more than 90% complete, from a financial perspective.

In addition, Illinois EPA owes us over $180,000 in reimbursement for work that we completed a year ago. They have approved the invoice but we haven't been paid because the state has not yet passed a spending plan for 2016.

WF: How is your first restaurant, the Bronzeville Jerk Shack doing?

UJ: The Bronzeville Jerk Shack, launched September 2015, is our celebration of delicious Jamaican street cuisine and the spirit of the island! Our first restaurant venue and, at around 750 sq. ft., our smallest space, it is open 11a-9p everyday except for major holidays. Menu items are priced so that virtually everyone can afford a meal, if not every day, then certainly once or twice a week.

The Jerk Shack has had great impact in a number of different ways. It has significantly expanded access to quality food. It is the only sit-down restaurant, other than a Subway franchise, located within a half-mile of the 51st Street CTA transit hub.

It is building community. It has become a local gathering point for informal get-togethers and regular meetings of neighborhood groups. The most normal of things in other communities.

Our favorite unplanned-encounter-leading-to-triple-win result: a Bronzeville Cookin' team member lunching with a mining company project leader pondering his assignment to plant seedlings to sequester CO_2 as part of his company's sustainability program. A few discussions later we have an agreement to plant 100 trees across three Bronzeville locations, with greater carbon impact, and transformative street level potential.

We are employing our young people: 7 at last count, with more needed as the temperature rises. All Southsiders. A couple as a first job. All excited to be a part of it.

We've garnered great recognition. Patrons love our food, our garage door and other decor, and hard-to-get specialties like festival and jerk pork. And being pronounced the best Jerk Chicken in Chicago by Chicago's leading free daily newspaper 6 months after opening is a great honor.

Profitability - not so quick, but not surprising given the missionary work required to bring Chicago back to 51st Street. We're making progress and expect to start making money sometime this summer.

WF: What's the long term vision?

UJ: Our goal is to use cuisine and culture to create locally-based enterprises that deliver valuable amenities and provide jobs, thereby attracting the spending of residents and visitors and revitalizing historic Bronzeville.

WF: What is Bronzeville Community Garden?

UJ: The community garden, opened in August 2010, is our first community service initiative. We wanted to transform a space that, like thousands of other vacant lots, was blighted, an eyesore, and nothing but a drag on our community.

It is much more than a garden. It is a games facility - probably the most popular outdoor game space on the mid-South Side. It is an art gallery, with works ranging from original mosaic pieces to a large scale photomural, rough hewn street furniture, and two mixed-media totems. It is an event space, mainly informal by neighbors but also subject to drafted into use by major community organizations.

Mostly it is a platform for bringing together people from different walks of life. This is hard, and urban gardening is challenging, but we work at it every day and when we succeed it brings great value.

WF: What is Bronzeville Bikes?

UJ: Bronzeville Bikes is a community bicycling initiative built around a one-of-a-kind refurbished 20 ft. shipping container - the BikeBox - located at the north west corner of 51st Street and Calumet Avenue. Opened in 2014, the BikeBox is Bronzeville's first bike shop, offering "express" bike repair and refurbished bicycles for sale. It is also the site for the popular Sister Cycles repair program for women and a soon-to-be-established sister program for youth and the starting point for our long-established Celebrate Bronzeville Sunday bike rides.

Bronzeville Bikes has two simple goals: to get Bronzeville residents on bikes, and to invite all Chicagoland cyclists to visit Bronzeville. Cyclists eat.

WF: What is the Bronzeville Incubator?

UJ: The Bronzeville Incubator is a co-working space, enterprise incubator, and event space designed to bring together a cadre of local business people, professionals, and social entrepreneurs who need high quality space and share an interest in community revitalization through commerce.

Initial incubation efforts will focus on culinary enterprises affiliated with the Bronzeville Cookin and The Forum initiatives, as well as with several other South Side projects desiring to incorporate strong culinary offerings.

Periodic skill building and networking fora will connect Incubator members and visitors with professionals and specialized resources from across the region.

The incubator is expected to complete the permitting process and open in Summer 2016.

WF: What is your biggest risk?

UJ: Our biggest risk is negative preconceptions by potential patrons that prevent them from visiting. This preconceptions might be about crime in the community or about a fear that poor quality of the offering might make the trip not worthwhile. Perception can become reality. If such preconceptions are allowed to linger they will reduce patronage and the reduced revenues are likely to reduce the scope and quality of any community offering.

We're working to address this risk in several ways. First, we are focusing our efforts on two key locations adjacent to transit hubs on 43rd Street and 51st. This gives us the opportunity to create a critical mass of activities better able to withstand business challenges and it decrease patrons' cost of access. Second, we work intensively within our team to put in place the mindset and systems to deliver consistently excellent offerings. Third, we work with a broad set of partners to engage and beautify our community and thereby improve public safety for all. For example, we have recently launched a tree planting initiative that could reshape the look and feel of the 51st Street retail corridor and, in the process, bring together key stakeholders.

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ASK QUESTION

Bonaventure I. OGBODU May 20

Hello ,why are you raising funds as loan ? It should have been to allow investors to invest and earn shares in the long run. It look like you want investors money but you don't to be part of the bigger company if yhey make it .



Bernard Loyd President FOUNDER May 22

We want to secure support from investors who believe in our work and are willing to accept a modest financial return to move it forward.

LIKE

Alan Jacobson Feb 7 2017

Hi. This is a great endeavor, a possible win-win all around. I have a question about your guarantee that I'm not sure exactly how to ask. I am quite impressed with your background and your success to date, but how do I assess the strength of your guarantee given how much you are raising and the long term?



Bernard Loyd President FOUNDER Feb 13 2017

Thank you. Apologies for my delay - I've been pondering how best to respond. Let me say this. First, my guarantee is a formal articulation of my personal commitment to do everything possible to repay Wefunder loans. Second, we will need substantially more funds to completely rehabilitate and re-inhabit the structure - Wefunder loans will be a catalyst to that. Third, there is currently no other debt on the building and the value of the building "as-is" far surpasses the $100,000 Wefunder goal.

LIKE

MORE QUESTIONS



URBAN JUNCTURE

2017 Report

Dear investors,

It's been a crazy busy year for us that though frustrating (continued challenges with getting our biggest partner, the City of Chicago, to move) has been very positive. With the commitment of the City in hand, great progress with Boxville (important expansion of our team and community revitalization model) and recent progress with The Forum, we are well positioned for a strong 2018.

We need your help!

We are seeking partners to support our expansion of the Boxville initiative. This includes completing the buildout of existing shipping containers, adding and building out 2 additional marketplace containers, and establishing a Neighborhood Square with several containers designed to serve community needs that are critical for community building but will not generate revenues. We would appreciate all help finding those partners, donations of shipping containers, and financial support for the buildout. Local investors and stakeholders can also be very helpful in supporting Marketplace retail (e.g., identifying retailers) and Neighborhood Square programming.

We are hosting our annual fundraiser on May 31st with a focus on building Boxville and we appreciate any and all support for that event.

Boxville opens June 13 and we invite everyone to come out and support our retailers and our neighborhood activities!

Sincerely,

Bernard Loyd

President

Our Mission

We're recapturing the Promise of Bronzeville - the notion of a community that reflects the rich culture and diversity of this historic neighborhood, that works for residents of long-standing as much as for urban professionals just moving in, and that provides a unique destination for visitors from near and far. To achieve this vision, we have to build unique, culture- and place-based enterprises, re-connect neighbors and expand economic opportunity in our neighborhood.

See our full profile

How did we do this year?

Report Card

B+

The Good

Our Boxville shipping container mall was a runaway hit, garnering extensive community & media attention, and building broader team

We made substantial progress on advancing the Forum initiative, moving forward a key discussion with a senior partner

We convinced the City of Chicago that a restructuring of its Tax Increment Financing payout schedule was critically needed

The Bad

City of Chicago discussions required a long time and passage of the needed amendment to our TIF agreement slipped into 2018

We closed the Bronzeville Jerk Shack after 2 yrs of operation due to a lack of capital to support it and establish more venues

We were unable to secure the financial support necessary to rebuild the West Annex of The Forum

2017 At a Glance

January 1 to December 31


$$$$

$6,268 [97%]
Revenue



-$306,943
Net Loss


IOU!

$131,158 +115X
Short Term Debt



$176,829
Raised in 2017



$70,490
Cash on Hand
As of 04/27/18



Months of Runway
As of 04/27/18

INCOME | BALANCE | NARRATIVE

Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this offering. Some of the information contained in this discussion and analysis, including information regarding the strategy and plans for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We're taking a historic Chicago community that's been abandoned by banks and businesses and joining with friends, neighbors, and partners to rebuild it into the vibrant hub of Black culture and commerce it once was. We're developing restaurants celebrating black cuisine from across the globe, launching a co-working facility to lift up the next generation of community enterprises, and operating award-winning garden and bicycling programs to attract visitors and bring residents together.

We're recapturing the Promise of Bronzeville - the notion of a community that reflects the rich culture and diversity of this historic neighborhood, that works for residents of long-standing as much as for urban professionals just moving in, and that provides a unique destination for visitors from near and far. To achieve this vision, we have to build unique, culture- and place-based enterprises, re-connect neighbors and expand economic opportunity in our neighborhood.
Given the Company's limited operating history, the Company cannot reliably estimate how much revenue it will receive in the future, if any.

Milestones

Urban Juncture, Inc. was incorporated in the State of Illinois in November 2003.

Since then, we have:

- We raised $9 million to bring delicious Black cuisine from across the globe to 51st Street and the CTA Green Line station, the heart of Bronzeville.

- We purchased and renovated 16,000 sq. ft of building space and acquired two other nearby properties.

- Our first restaurant, The Bronzeville Jerk Shack, won "Best Jerk Chicken in Chicago" from RedEye.

- We created award-winning community garden and bicycling initiatives that bring neighbors and guests together celebrate Bronzeville.

- We engaged 1000 people per week in events and activities during the 2015 summer season.

Historical Results of Operations

- *Revenues & Gross Margin.* For the period ended December 31, 2017, the Company had revenues of $6,268 compared to the year ended December 31, 2016, when the Company had revenues of $213,428. Our gross margin was 100.0% in fiscal year 2017, compared to 100.0% in 2016.

- *Assets.* As of December 31, 2017, the Company had total assets of $4,578,850, including $153,448 in cash. As of December 31, 2016, the Company had $4,431,580 in total assets, including $6,809 in cash.

- *Net Loss.* The Company has had net losses of $306,943 and net losses of $76,732 for the fiscal years ended December 31, 2017 and December 31, 2016, respectively.

- *Liabilities.* The Company's liabilities totaled $4,075,958 for the fiscal year ended December 31, 2017 and $3,635,834 for the fiscal year ended December 31, 2016.

Liquidity & Capital Resources

We plan to use the proceeds as set forth in this Form C under "Use of Funds". We don't have any other sources of capital in the immediate future.

We will likely require additional financing in excess of the proceeds from the Offering in order to perform operations over the lifetime of the Company. Except as otherwise described in this Form C, we do not have additional sources of capital other than the proceeds from the offering. Because of the complexities and uncertainties in establishing a new business strategy, it is not possible to adequately project whether the proceeds of this offering will be sufficient to enable us to implement our strategy. This complexity and uncertainty will be increased if less than the maximum amount of securities offered in this offering is sold. The Company intends to raise additional capital in the future from investors. Although capital may be available for early-stage companies, there is no guarantee that the Company will receive any investments from investors.

Runway & Short/Mid Term Expenses

Urban Juncture, Inc. cash in hand is $70,490, as of April 2018. Over the last three months, revenues have averaged $0/month, cost of goods sold has averaged $0/month, and operational expenses have averaged $26,000/month, for an average burn rate of $26,000 per month. Our intent is to be profitable in 0 months.

There were no material changes in our finances or operations since 12/31/2017.

We anticipate receiving a payment of $800,000 from City of Chicago in Q2 2018 in reimbursement for development expenses incurred over past several years as well as payment of $200,000 in Q2 or Q3 to cover upcoming development expenses. These payments required an amendment in our Redevelopment Agreement with the City of Chicago, which passed City Council in the first quarter of 2018. They are part of a $2 million outstanding Tax Increment Financing grant commitment from the City.

Proceeds from our WeFunder offering are being used to make needed repairs to The Forum building and to build out several shipping containers that are part of our Boxville initiative. The proceeds have also provided important liquidity as we await closure of our financing deal with the City.

Net Margin: -4,897%

Gross Margin: 100%

Return on Assets: -7%

Earnings per Share: -$3,069.43

Revenue per Employee: $6,268

Cash to Assets: 3%

Revenue to Receivables: ~

Debt Ratio: 89%

Urban_Juncture_Financial_State...

Urban_Juncture_12312017_finan...

We ❤ Our
143 Investors

Thank You For Believing In Us

Alan Tabor
Kifle Bantayehu
Bernard Loyd
Rj Dab
Christopher Clemente
Lelan Bosch
Johnson Hor
Bryant Nichols
John Gieger
Alex Payne
Tiago Daitx
Rod White
Rebecca Kohn
Rob Collini
Theresa Phung
Joerg Albrecht
Keith Sims
Timothy Fullerton Sr
Joseph CHRISTY
Leonard Thomas
Erica Mosely
Raymond T. Hightower
Nik Rokop
Matthew T Sorensen
Brock Auerbach-Lynn
Alan Davis
Elizabeth Richards
Rowan Richards
Rayford L Davis
Sabine Oberberger
Carolyn Smith
Milford Eddie John Willia...
Eric Ice-Gipson
Hemang Shah
Elle Montague
Harshad Joshi
Kegan Hakim
Mario Longoni
Sawyer Middeleer
Peter Kelly
Willie Clayborn
Chinwe Onyeagoro
Wil Jacques
Jessica Anderson
Robert D Blackwell
Nigel Smith
Carla Reese Robinson
Fakheruddin M Mustafa
Omar Shammas
Morgan Williams
Darcy Prather
Jesse Johnson
Leslie Harder
Lisa Jones
Kenneth Loyd
William Gray
Jordan Lang
Benita Yanora
Todd Perdew
Billy Myles
Rainer Filthaut
Michael Oconnor
Allen Keith EDWARDS
Anthony L. Brown
Adam Voss
James Sharp
Samme Thompson
Parth Patel
Dania Dialdin
Carl D TUCKER
Pierre Marie Meyitang
Eric T. McKissack
Wesley L. Harris, Sr
Whitney Wade
William Buckner
Natalie Butler
Susan C. Thrasher
Darrel Hackett
Dwight Hutchins
Lutz Goedde
Rachel Skiffer
Titi Cole
Charisse Jacques
Richard Ashley
Byron Auguste
Devanee Washington
Audley Butler

Bruce & Gloria Cox
Denise Lewin Loyd
Diana Matthews
Lynn Watkins-Asiyanbi
Kandance Weems
Aaisha N Haykal
Brigid Maniates
Bill Depenbrock
Sherman Townsend
Mary Sue Barrett
Robert E Miller
Andrev Ward
Peitience Miller
Maurice Davidson
Ellen Shepard
Ann Panopio
Neal Drasga
Javier Malave
Laura Oldanie
Andre Wilson
Stephanie Graham
Shabnum Sanghvi
Karen Johnson
Lyneir Richardson
Lanette Stigsen
Cauleen Smith
Jhatayn Travis
Ron Nelson
Okechukwu Chika
Randy Neufeld
Annie Morse
Harold Barnett
Matey Odonkor
Tiffany Watkins
Rahul Vemulapally
Joe Lombardo
Brian Hanessian
David H. Crawford
Luke E. Muzyka
Safroadu Yeboah-Aman...
Michelle Brown
Earll Murman
Jerry Yvens Valcourt
Lynnette McRae
Deveda Francois
Sidney Dillard
Christopher Rose
Rhonda McFarland
Renee Bell
Daniel Bergey
Kimberly Williams
Eric Douglas Keene
Kathy Randolph
Larry And Deborah John...
Basil C. Morris
Jiwon Moon

Thank You!

From the Urban Juncture Team



Bernard Loyd

President



Richard Mott

Restaurateur

A Chicago restaurateur with 25 yrs experience, Richard has developed three-star restaurants (North Pond and Fuse), casual eateries, ~20 cafes, a catering company, and a 40,000 sq. ft. shared kitchen



Kirby Johnson

Director, Bronzeville Incubator

South Side native who ran his first enterprise, a music promotion company, out of his college dorm room and retired from his second to return home to help the next generation of entrepreneurs



Mike Beavers

Lead Carpenter & Construction Manager

Member of TV & Motion Picture Studio Mechanic union by day, Lead Carpenter & Construction Mgr of Bronzeville Cookin' by night. Mike ensures that anything that he and his team build is built to stay.



Shyvette Williams

Interior Decorator

Award-winning artist, model, civic leader and interior decorator. Provided design concepts and execution of the Jerk Shack and Incubator spaces and day-to-day guidance on how things should run.

Details

The Board of Directors

DIRECTOR	OCCUPATION	JOINED
Bernard Loyd	President @ Urban Juncture	2003

Officers

OFFICER	TITLE	JOINED
Bernard Loyd	President, Secretary, Treasurer	2003

Voting Power

HOLDER	SECURITIES HELD	VOTING POWER
Bernard Loyd	all common stock	100.0%

Past Equity Fundraises

None.

Outstanding Debts

None.

Related Party Transactions

The founder and owner of the company, Bernard Loyd, and his relatives, have provided working capital for the Company at 0% interest rate and no specified maturity date. As of December 31, 2016 the amount due to related parties was $1,713,729. Bernard Loyd is the owner of The Forum, 318-328 East 43rd Street. The Company uses Bronzeville Builders LLC, which is owned by Bernard Loyd to build out the properties under development. Bronzeville Builders LLC holds a general contractor license and subcontracted all of the work to be done to other contractors. It has no paid employees and performs its work at cost. Bernard Loyd is part owner of the Bronzeville Jerk Shack. Bernard Loyd is founder and one of three directors of Urban Juncture Foundation, a 501(c)(3) non-profit organization that works closely with the Company. Urban Juncture Foundation is the sponsor/manager of Bronzeville Community Garden, Bronzeville Bikes, and the Greenline Farm and The Bronzeville Incubator and provides operations management services to the Bronzeville Cookin' project.

Capital Structure

CLASS OF SECURITY	SECURITIES (OR AMOUNT) AUTHORIZED	SECURITIES (OR AMOUNT) OUTSTANDING	VOTING RIGHTS
Common Stock	100	100	Yes

	SECURITIES RESERVED FOR ISSUANCE UPON EXERCISE OR CONVERSION
Warrants:	0
Options:	0

Risks

Absence of Market for Resale: It is not anticipated that there will be a market for the resale of interests in Urban Juncture, and, therefore, an Investor may be unable to sell or otherwise dispose of all or any portion of its Notes. Moreover, if an Investor were able to sell some or all of its Notes, it might receive less than the amount of its original investment. The same considerations would apply to any resale by Urban Juncture of interests in its Investments. Moreover, the potential resale of Notes will be affected by the restrictions of resale imposed by the Operating Agreement and the Subscription Agreement.

Neighborhood Location: The Project Area in which Urban Juncture's Investments are to be made is a socio-economically disadvantaged neighborhood, where various factors may pose risks that would not necessarily be present in projects in other locations. Crime, gangs, vandalism, drugs, and neighborhood deterioration may have an adverse effect on the ability of Related Entities to lease residential or commercial space at the rent and occupancy levels projected, or to sell Projects at the price levels projected, and may result in increased expenses for maintenance and repairs.

Use of Mortgage Financing. It is anticipated that the Urban Juncture or any Related Entity, as applicable, will incur or assume mortgage indebtedness relating to the acquisition of Real Estate by the Urban Juncture and the development of a Project by a Related Entity by borrowing from banks, other institutional lenders, governmental entities, or private lenders, primarily in order to finance acquisition of Real Estate. There is no assurance that the Urban Juncture or any Related Entity, as applicable, will be able to satisfy such loans or to sell the Real Estate upon favorable terms at maturity of the loans.

Construction/Rehabilitation of Projects by Related Entities: Completion of construction or rehabilitation of Projects by Related Entities may depend on factors both within and beyond the control of the general partner or managing member of a particular Related Entity. Such factors include, among others, the performance of the general contractors and subcontractors during any construction/rehabilitation; unforeseen construction costs not covered by the construction contracts for which the Related Entities are responsible; the weather, strikes, and energy shortages; shortages of material for construction; inflation; environmental, zoning, title, and other legal matters; and unknown contingencies.

Public Financing: Urban Juncture has secured significant support from public entities including the City of Chicago and the State of Illinois and is currently in negotiations with the City to restructure an existing funding agreement and with the State to secure payment of funds owed by the State. The timetable and success of these negotiations are uncertain and could have significant impact on the viability of the Bronzeville Cookin' and The Forum initiatives.

Ownership and Management of Projects by Related Entities: The ability of Related Entities to return the Note Investments and pay the projected return to Urban Juncture, will be subject to the risks inherent in the ownership of property, which are beyond the control of both the Urban Juncture and the Related Entities. These include environmental and physical conditions of the Real Estate, operating and carrying costs, fluctuations in occupancy rates and operating expenses and changes in the real estate market, all of which in turn may be adversely affected by general and local economic conditions, zoning laws, oversupply of particular types of property, reduced employment in the Project Area, and real property tax rates. While it is anticipated that all Projects will have commercially reasonable casualty and liability insurance coverage, it may not be feasible to obtain coverage of all risks, and there could be uninsured losses. Further, the cost of operating a Project may exceed the income earned therefrom, particularly during the initial rent-up period of a newly constructed/rehabilitated Project, and Urban Juncture may have to advance funds in order to protect its Fund Investment or not be required to dispose of its Fund Investment at a loss. For all these reasons, actual results will differ from the projections upon which decisions on investments are based.

Conflicts of Interest: Investment in Urban Juncture may be subject to various conflicts of interest arising among the Managing Member and the Investors, among others. See: Article VI below. The Managing Member may cause Urban Juncture to invest in Related Entities in which the Managing Member or its affiliate is the general partner or managing member.

Description of Securities for Prior Reg CF Raise

Additional issuances of securities. Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured. The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

Issuer repurchases of securities. The Company may have authority to repurchase its securities from shareholders, which may serve to decrease any liquidity in the market for such securities, decrease the percentage interests held by other similarly situated investors to the Investor, and create pressure on the Investor to sell its securities to the Company concurrently.

A sale of the issuer or of assets of the issuer. As a minority owner of the Company, the Investor will have limited or no ability to influence a potential sale of the Company or a substantial portion of its assets. Thus, the Investor will rely upon the executive management of the Company and the Board of Directors of the Company to manage the Company so as to maximize value for shareholders. Accordingly, the success of the Investor's investment in the Company will depend in large part upon the skill and expertise of the executive management of the Company and the Board of Directors of the Company. If the Board Of Directors of the Company authorizes a sale of all or a part of the Company, or a disposition of a substantial portion of the Company's assets, there can be no guarantee that the value received by the Investor, together with the fair market estimate of the value remaining in the Company, will be equal to or exceed the value of the Investor's initial investment in the Company.

Transactions with related parties. The Investor should be aware that there will be occasions when the Company may encounter potential conflicts of interest in its operations. On any issue involving conflicts of interest, the executive management and Board of Directors of the Company will be guided by their good faith judgement as to the Company's best interests. The Company may engage in transactions with affiliates, subsidiaries or other related parties, which may be on terms which are not arm's-length, but will be in all cases consistent with the duties of the management of the Company to its shareholders. By acquiring an interest in the Company, the Investor will be deemed to have acknowledged the existence of any such actual or potential conflicts of interest and to have waived any claim with respect to any liability arising from the existence of any such conflict of interest.

Minority Ownership

An Investor in the Company will likely hold a minority position in the Company, and thus be limited as to its ability to control or influence the governance and operations of the Company.

The marketability and value of the Investor's interest in the Company will depend upon many factors outside the control of the Investor. The Company will be managed by its officers and be governed in accordance with the strategic direction and decision-making of its Board Of Directors, and the Investor will have no independent right to name or remove an officer or member of the Board Of Directors of the Company.

Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured.

The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

Exercise of Rights Held by Principal Shareholders

As holders of a majority-in-interest of voting rights in the Company, the shareholders may make decisions with which the Investor disagrees, or that negatively affect the value of the Investor's securities in the Company, and the Investor will have no recourse to change these decisions. The Investor's interests may conflict with those of other investors, and there is no guarantee that the Company will develop in a way that is optimal for or advantageous to the Investor. For example, the shareholders may change the terms of the operating agreement for the company, change the terms of securities issued by the Company, change the management of the Company, and even force out minority holders of securities. T he shareholders may make changes that affect the tax treatment of the Company in ways that are unfavorable to you but favorable to them. They may also vote to engage in new offerings and/or to register certain of the Company's securities in a way that negatively affects the value of the securities the Investor owns. Other holders of securities of the Company may also have access to more information than the Investor, leaving the Investor at a disadvantage with respect to any decisions regarding the securities he or she owns. The shareholders have the right to redeem their securities at any time. Shareholders could decide to force the Company to redeem their securities at a time that is not favorable to the Investor and is damaging to the Company. Investors' exit may affect the value of the Company and/or its viability. In cases where the rights of holders of convertible debt, SAFES, or other outstanding options or warrants are exercised, or if new awards are granted under our equity compensation plans, an Investor's interests in the Company may be diluted. This means that the pro-rata portion of the Company represented by the Investor's securities will decrease, which could also diminish the Investor's voting and/or economic rights. In addition, as discussed above, if a majority-in-interest of holders of securities with voting rights cause the Company to issue additional stock, an Investor's interest will typically also be diluted. Based on the risks described above, the Investor could lose all or part of his or her investment in the securities in this offering, and may never see positive returns.

Restrictions on Transfer

The securities offered via Regulation Crowdfunding may not be transferred by any purchaser of such securities during the one year period beginning when the securities were issued, unless such securities are transferred:

- to the issuer;
- to an accredited investor;
- as part of an offering registered with the U.S. Securities and Exchange Commission; or
- to a member of the family of the purchaser or the equivalent, to a trust controlled by the purchaser, to a trust created for the benefit of a member of the family of the purchaser or the equivalent, or in connection with the death or divorce of the purchaser or other similar circumstance.

Valuation Methodology for Prior Reg CF Raise

In the future, any value given the notes by the Company will be determined by the board of directors in accordance with U.S. generally accepted accounting principles. If the notes are traded on a market and their price is readily available, they will be valued based on their trading prices. Otherwise, they will be valued at fair market value as determined in good faith in accordance with generally accepted standards on an annual basis. For example, the notes may be valued based on principal plus anticipated interest payments over the course of the term of the loan. Valuation determinations will be reviewed no less than annually by the Company's valuation committee.

Company

Urban Juncture, Inc.

- Illinois Corporation
- Organized November 2003
- 1 employees

4245 S. King Dr.
Chicago IL 60653

http://www.urbanjuncture.com/

Business Description

Refer to the Urban Juncture profile.

EDGAR Filing

The Securities and Exchange Commission hosts the official version of this annual report on their EDGAR web site. It looks like it was built in 1989.

Compliance with Prior Annual Reports

Urban Juncture is current with all reporting requirements under Rule 202 of Regulation Crowdfunding.

All prior investor updates

You can refer to the company's updates page to view all updates to date. Updates are for investors only and will require you to log in to the Wefunder account used to make the investment.

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Bernard Loyd

President
Urban Juncture, Inc.

Bernard Loyd is founder and president of Urban Juncture, Inc., a community development firm, and of Urban Juncture Foundation. UJ and UJF act as catalysts for the economic revitalization of urban communities and the empowerment of residents through the development of business and social ventures, provision of amenities, and creation of jobs within these communities. Current projects include creation of a destination dining district celebrating the cuisines of the African diaspora and rehabilitation of a historic assembly hall complex into a hub for artistic expression and hospitality.

Between 1990 and 2003, as an associate and partner of the management consulting firm of McKinsey & Company, Bernard helped senior corporate leaders around the world expand existing businesses, create new businesses, and improve operations. Bernard's contributions at McKinsey include co-founding its global Agriculture and Food Chains initiative and leading world-wide client development and service in that arena. He also co-founded and led the firm-wide Black Client Service Staff initiative, which drove substantial increases in the number of Black associates and partners. In addition, he co-founded the Chicago Office's Social Ventures sector and worked with public sector clients to address key regional issues.

Bernard's civic efforts are focused on improving access to economic opportunity. In Chicago, he currently serves as a member of the Board of Governors of the Metropolitan Planning Council and of the City of Chicago's Green Ribbon Committee. He recently served as member and chairman of the Board of Trustees of Centers for New Horizons, as co-chairman of the governor-appointed Dan Ryan Taskforce, and as convener of the Friends of the Checkerboard Lounge. He also has served on the board of trustees of the Massachusetts Institute of Technology.

A native of Chicago's West Side, Bernard was raised primarily in Liberia, West Africa. He received undergraduate and graduate degrees from MIT, including a doctorate in computational fluid dynamics and a masters of science in business. He and his family reside in Chicago's Bronzeville community.

Urban Juncture
"Where Commerce meets Community"

bloyd@urbanjuncture.com
773-988-7500